Exhibit 99.2

PRESS RELEASE DATED NOVEMBER 10, 2022

Motorsport Games Announces Completion of Previously Announced 1-for-10 Reverse Stock Split

MIAMI, November 10, 2022 — As previously announced, Motorsport Games Inc. (NASDAQ: MSGM) (“Motorsport Games” or the “Company”) confirmed today that the 1-for-10 reverse stock split of the Company’s Class A and Class B common stock became effective as of 12:01 a.m. EST on November 10, 2022 (the “Effective Time”).

Motorsport Games effected the reverse stock split by filing a charter amendment with the Delaware Secretary of State. The reverse stock split was previously approved by the Company’s Board of Directors and stockholders pursuant to Sections 228 and 242 of the Delaware General Corporation Law.

The Company’s Class A common stock began trading on the NASDAQ on a split-adjusted basis when the market opened today, November 10, 2022, under a new CUSIP number, 62011B 201.

As a result of the reverse stock split, each 10 shares of the Company’s Class A and Class B common stock issued and outstanding immediately prior to the Effective Time were automatically combined into 1 share of Class A common stock and Class B common stock, respectively, subject to the elimination of fractional shares, as described below.

The same 1-for-10 reverse stock split ratio was used to effect the reverse stock split of both Motorsport Games Class A and Class B common stock, and accordingly, all stockholders were affected proportionately. The reverse stock split reduced the Company’s issued and outstanding shares of common stock from approximately 11,673,587 shares of Class A common stock and 7,000,000 shares of Class B common stock to approximately 1,167,358 and 700,000 shares, respectively.

The number of shares of Class A common stock subject to the Company’s outstanding employee and director stock options, as well as the relevant exercise price per share, will be proportionately adjusted to reflect the reverse stock split. Accordingly, the approximately 821,962 outstanding stock options will be reduced to approximately 82,196 outstanding stock options. The number of shares authorized for issuance under the Company’s stock plan will also be reduced from 1,000,000 shares of Class A common stock to 100,000 shares of Class A common stock using the same 1-for-10 split ratio.

The Company has notified NASDAQ that the Company is not in compliance with the Nasdaq Listing Rules requiring minimum of 500,000 publicly held shares.

About Motorsport Games:

Motorsport Games, a Motorsport Network company, is a leading racing game developer, publisher and esports ecosystem provider of official motorsport racing series throughout the world. Combining innovative and engaging video games with exciting esports competitions and content for racing fans and gamers, Motorsport Games strives to make the joy of racing accessible to everyone. The Company is the officially licensed video game developer and publisher for iconic motorsport racing series across PC, PlayStation, Xbox, Nintendo Switch and mobile, including NASCAR, INDYCAR, 24 Hours of Le Mans and the British Touring Car Championship (“BTCC”), as well as the industry leading rFactor 2 and KartKraft simulations. rFactor 2 also serves as the official sim racing platform of Formula E, while also powering F1 Arcade through a partnership with Kindred Concepts. Motorsport Games is an award-winning esports partner of choice for 24 Hours of Le Mans, Formula E, BTCC, the FIA World Rallycross Championship and the eNASCAR Heat Pro League, among others. Motorsport Games is building a virtual racing ecosystem where each product drives excitement, every esports event is an adventure and every story inspires.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as “continue,” “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” and similar expressions are intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Motorsport Games and are difficult to predict. Examples of such risks and uncertainties include, without limitation, unexpected developments with respect to the reverse stock split, including, without limitation, future decreases in the price of the Company’s Class A common stock whether due to, among other things, the announcement of the reverse stock split, the Company’s inability to make its Class A common stock more attractive to a broader range of institutional or other investors. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in Motorsport Games’ filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, its Quarterly Reports on Form 10-Q filed with the SEC during 2022, as well as in its subsequent filings with the SEC. Motorsport Games anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Motorsport Games assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing Motorsport Games’ plans and expectations as of any subsequent date.

Website and Social Media Disclosure:

Investors and others should note that we announce material financial information to our investors using our investor relations website (ir.motorsportgames.com), SEC filings, press releases, public conference calls and webcasts. We use these channels, as well as social media and blogs, to communicate with our investors and the public about our company and our products. It is possible that the information we post on our websites, social media and blogs could be deemed to be material information. Therefore, we encourage investors, the media and others interested in our company to review the information we post on the websites, social media channels and blogs, including the following (which list we will update from time to time on our investor relations website):

Websites	Social Media
motorsportgames.com	Twitter: @msportgames & @traxiongg
traxion.gg	Instagram: msportgames & traxiongg
motorsport.com	Facebook: Motorsport Games & traxiongg
LinkedIn: Motorsport Games
Twitch: traxiongg
Reddit: traxiongg

The contents of these websites and social media channels are not part of, nor will they be incorporated by reference into, this press release.